Exhibit 99.1

                                                          Contact: Paul V. Maier
                                                       Senior Vice President and
                                                         Chief Financial Officer
                                                                  (858) 550-7573

            LIGAND REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2002:
            TOTAL REVENUES INCREASE 32%, PER SHARE LOSS DECREASES 23%

                         -- PRODUCT SALES INCREASE 45%,
       COMPANY EXPECTS OPERATING PROFITS TO BEGIN IN THE FOURTH QUARTER --

     SAN DIEGO, CA - NOVEMBER 12, 2002 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported total revenues for the third quarter ended September 30, 2002, of $25.3 million, compared to $19.2 million for the same period in 2001, an increase of 32%. Net loss for the third quarter was $7.0 million ($0.10 per share), compared to a net loss of $7.7 million ($0.13 per share) for the same period in 2001, a decrease of 9% (or 23% per share).

     For the first nine months of 2002, total revenues were $69.3 million, compared to $53.7 million in the same period of 2001, an increase of 29%. Net loss for the first nine months was $25.9 million ($.38 per share), compared to a net loss of $29.9 million ($0.50 per share) for the same period in 2001, a decrease of 13% (24% per share).

     "Ligand had a solid third quarter both operationally and strategically," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "We successfully launched AVINZA(TM) (morphine sulfate extended-release capsules), our most important near-term value driver, and took important steps to accelerate growth in our expanded use indications. And recently, we announced a restructuring of our AVINZA license and supply agreement and a stock repurchase and lock-up agreement with Elan."

     Ligand's strategic transactions with Elan are described in a separate news release issued today.

     Ligand's total net product sales for the third quarter were $16.5 million, compared to $11.4 million in the third quarter of 2001, an increase of 45% driven by the launch of AVINZA. For the first nine months of 2002, product sales were $40.6 million, compared to $30.0 million in the same period of 2001, an increase of 35%. Sales of individual products were:


---------------------------------- --------------- --------------- ---------------- ----------------
                                    3Q 2002 sales   3Q 2001 sales   First 9 months   First 9 months
                                      (million)       (million)       2002 sales       2001 sales
                                                                     (million)          (million)
---------------------------------- --------------- --------------- ---------------- ----------------
ONTAK(R)(denileukin diftitox)              $5.7          $6.5            $19.2            $16.3
---------------------------------- --------------- --------------- ---------------- ----------------
Targretin(R)(bexarotene) capsules          $3.5          $3.2             $8.5             $8.9
---------------------------------- --------------- --------------- ---------------- ----------------
Targretin gel and                         $1.2          $1.7             $2.6             $4.7
Panretin(R)(alitretinoin) gel
---------------------------------- --------------- --------------- ---------------- ----------------
AVINZA(TM)                                $6.1           N/A            $10.2             N/A
---------------------------------- --------------- --------------- ---------------- ----------------
TOTAL NET PRODUCT SALES                  $16.5          $11.4           $40.6            $30.0
---------------------------------- --------------- --------------- ---------------- ----------------

     Gross margin on product sales was 66% in the third quarter of 2002, compared to 68% in the third quarter of 2001. For the first nine months of 2002, gross margin was 64%, compared to 68% for the same period of 2001. Gross margin variations are driven by product mix and sales volume of ONTAK and AVINZA, and the fixed amortization of the technology component of cost of sales. Ligand expects overall gross margin, after the restructuring of the AVINZA supply agreement, to be in the 71-72% range in the fourth quarter of 2002.

     Research and development expenses were $15.6 million in the third quarter of 2002, compared to $12.9 million in the same period of 2001, an increase of 21% that resulted primarily from clinical expenses associated with the acceleration of the pivotal Phase III studies of Targretin capsules in non-small cell lung cancer (NSCLC). For the first nine months of 2002, R&D expenses were $42.4 million, compared to $38.5 million in the same period of 2001, an increase of 10%.

     Selling, general and administrative expenses were $10.8 million in the third quarter of 2002, compared to $7.2 million in the same period of 2001, an increase of 50% due primarily to AVINZA launch expenses. For the first nine months of 2002, SG&A expenses were $30.7 million, compared to $26.2 million in the same period of 2001, an increase of 17%.

     Loss from operations was $6.8 million in the third quarter of 2002, compared to $4.6 million in the same period of 2001, an increase of 48%. For the first nine months of 2002, operating loss was $18.6 million, compared to $20.6 million in the same period of 2001, a decrease of 10%.

     As of September 30, 2002, Ligand had cash, cash equivalents, short-term investments and restricted cash of $37.1 million, compared to $44.7 million at the end of the second quarter.

AVINZA UPDATE

     "The launch of AVINZA is off to a solid start," said Thomas H. Silberg, executive vice president and chief operating officer of Ligand. "Most importantly, we continue to receive positive feedback from the marketplace that AVINZA's true once-daily product profile offers significant advantages for both patients and physicians." AVINZA is indicated for the once-daily treatment of chronic, moderate-to-severe pain in patients who require continuous, around-the-clock opioid therapy for an extended period of time.

     Ligand's sales forces began national detailing of AVINZA to targeted physicians in early July, and AVINZA prescriptions, as measured by IMS weekly data, have increased steadily since then. It is important to note that IMS weekly prescription audits do not monitor all supply channels in which AVINZA is sold, such as nursing homes, hospitals and government institutions. Based on Drug Distribution Data (DDD), Ligand estimates that 20-25% more AVINZA prescriptions move through these additional channels.

     Since the beginning of September, when many physicians returned from vacation and Ligand fully executed all its key marketing programs for 2002, the average weekly growth of reported AVINZA prescriptions has been approximately 12%. "Our goal is to accelerate the weekly growth rate, and we believe we have the strategies in place to do so," Silberg said. "Our current growth trajectory of doubling prescriptions each month would translate into an estimated 20,000-25,000 prescriptions in AVINZA's first six months on the market, with 16,000-21,000 in the fourth quarter alone. This level of performance would mean AVINZA outpaced the launches of Kadian(R), Oramorph(R) and Actiq(R), and compared favorably to the launch of MS Contin(R). The two leading sustained-release opioids, OxyContin(R) and Duragesic(R), were launched with much larger sales forces by companies that in some cases already had a substantial foothold in the pain market. Given our small sales force, and the changes we are making to improve the productivity of their deployment, we are encouraged by our progress."

     Ligand believes the following activities point toward AVINZA's prescription growth accelerating in the future:

o SALES FORCE EXPANSION/DETAIL FREQUENCY. The frequency of Ligand's sales calls on targeted high prescribers now has hit levels that usually trigger prescribing of a new product. Early market feedback has confirmed that pain specialists are "early adopters" of AVINZA, and that Ligand's 25-representative specialty pain sales force is substantially more productive than the company's other two sales forces. As a result, Ligand is doubling its specialty pain sales force for AVINZA by redirecting its former HIV/dermatology sales force of 20 representatives, which had been calling on high-prescribing primary care physicians, to focus entirely on high-prescribing pain specialists. This transition was complete by early November. Ligand also is adding five representatives to this sales force by mid-November, bringing the company's total number of sales representatives to 85, with 50 fully dedicated to AVINZA and pain specialists and 35 dedicated to oncology.

o IMPROVING RETAIL DISTRIBUTION. Ligand estimates that AVINZA is now stocked in 2,000 to 3,000 pharmacies nationwide. "Limited retail distribution has been one of our principal areas of disappointment," Silberg said. "Retail pharmacies, particularly major chain stores, have become increasingly cautious about stocking schedule two drugs in the wake of well-publicized abuse controversies surrounding other products. The most important thing we can do to overcome this is continue increasing the number of AVINZA prescriptions, and we expect our fourth-quarter demand rate to help our retail distribution results. In addition, we continue to attack the problem through our managed care strategy, and are working with retail pharmacy on incentive programs to encourage retail pull-through. We expect our ongoing, fourth-quarter retail pharmacy stocking incentive program to expand distribution to an estimated 7,500-10,000 pharmacies this quarter, and take one or two more quarters to achieve our original goal of nearly 20,000 pharmacies."

     AVINZA net sales for the third quarter of 2002 and nine months ended September 30, 2002 were $6.1 million and $10.2 million, respectively. In connection with its launch, Ligand shipped $11.5 million of AVINZA to wholesaler customers under certain promotional launch programs. Ligand's policy is to defer recognition of revenue associated with promotional terms for a new product launch, and accordingly the company deferred $6.1 million of AVINZA net sales in the second quarter. As of September 30, 2002, $1.8 million of AVINZA net sales continues to be deferred.

UPDATE ON IN-LINE PRODUCTS

     Third quarter sales of in-line products rebounded from the second quarter, with wholesaler buying patterns nearly normalized and underlying demand trends accelerating into the fourth quarter. Ligand is taking several steps to further accelerate sales growth of ONTAK and Targretin and to facilitate physician knowledge and use. The company has expanded the scope, improved the content and accelerated the implementation of its consultant advisory meetings (CAMs), peer-to-peer scientific meetings with key community oncologists. Ligand also has focused resources on physician-driven clinical studies, and strengthened its internal organizational capability to execute these.

     In the first 10 months of 2002, unit shipments of ONTAK to end users increased 1% compared to the same period of 2001, with strong demand growth in October of 16% compared to the prior October. Moreover, not including the record month of October, third-quarter unit shipments of ONTAK to end users increased 16% compared to the second quarter of this year, and 14% compared to the first quarter, reflecting improved execution of CAM meetings and physician-initiated clinical studies.

     Over the first three quarters of the year, Targretin capsules prescriptions increased approximately 8% compared to the same period of 2001. Importantly, the corresponding number of 75 mg. capsules prescribed increased 15%. Targretin capsules prescriptions for the third quarter alone were up 9% over the prior year period, and the corresponding number of capsules increased 20%.

     In the first three quarters of the year, Targretin gel prescriptions continued to show solid growth, increasing 25% even with minimal use outside of CTCL.

UPDATED FOURTH-QUARTER FINANCIAL GUIDANCE

     "Given the revenue and product sales trends described above for AVINZA and our in-line products, we continue to expect to break through to operational profitability in the fourth quarter," Maier said. "Although it is unlikely we will achieve our original full-year revenue goals due in part to limited retail pharmacy distribution of AVINZA, we do expect a solid fourth quarter of growth with total revenues between $36 and $40 million and product sales between $21.5 and $25 million. In-line product sales are expected to be $14 to $15 million, and AVINZA sales between $8 and $10 million. We expect total operating expenses (excluding cost of goods) for the quarter to be between $25 and $28 million.

RECENT LIGAND HIGHLIGHTS

o TARGRETIN GEL SHOWS PROMISE FOR MANY CHRONIC SEVERE HAND DERMATITIS PATIENTS. Almost a third of patients with chronic severe hand dermatitis who were treated with Targretin gel 1% experienced clinical improvement of 90% or more, according to an interim analysis of a 55-patient Phase I/II dose escalation study. In addition, 68% of patients who were treated with Targretin achieved a clinically significant improvement of 50% or more. "We are particularly encouraged by these results, and intend to move forward to design and gain FDA agreement on Phase II/III registration trials of Targretin gel in hand dermatitis," said Andres Negro-Vilar, M.D., Ph.D., Ligand's senior vice president for research and development and chief scientific officer.

o LONG-TERM STUDY PRESENTED AT IASP DEMONSTRATES AVINZA ONCE-DAILY PROVIDES STABLE ANALGESIA FOR ONE YEAR WITHOUT INCREASE IN USE OF RESCUE MEDICINES. AVINZA provided stable analgesia for one year without an increase in the use of rescue medicines, according to a long-term clinical study presented at the 10th World Congress of the International Association for the Study of Pain. In the study, the median daily dose of AVINZA was 120 mg at baseline, 180 mg at six months, and remained stable from six to 12 months. In a second study presented at the meeting, AVINZA improved physical functioning, one aspect of quality of life, in patients with chronic, moderate-to-severe osteoarthritis pain who completed up to 30 weeks of treatment.

o LIGAND RECEIVES $3.5 MILLION AS ROYALTY PHARMA EXERCISES ANOTHER OPTION TO PURCHASE ADDITIONAL RIGHTS TO FUTURE SERM ROYALTY STREAMS. Ligand received $3.5 million from Royalty Pharma, which exercised its

     September 30 option to purchase an additional 0.125% of potential future sales of three selective estrogen receptor modulator (SERM) products now in phase III development at Pfizer and Wyeth. To date, Royalty Pharma has purchased for $12.5 million the right to receive 0.5% of the products' net sales for a period of 10 years from the first commercial sale of each product.

o LIGAND EARNS TWO MILESTONES AS WYETH ADVANCES EARLY-STAGE PRODUCTS FOR WOMEN'S HEALTH. Ligand earned two undisclosed milestone payments from corporate partner Wyeth, which has begun clinical development of NSP-989 for contraception and hormone replacement therapy and advanced a back-up compound into late pre-clinical testing.

WEB CAST CONFERENCE CALL

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at HTTP://WWW.LIGAND.COM (investor relations page) and HTTP://WWW.STREETEVENTS.COM (password protected) on November 13 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific).

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs).

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to Ligand's financial outlook for 2002, profitability, value drivers, top-line (revenue) growth, product sales and margins, operating expenses and income, clinical trials and studies, the exercise of options by Royalty Pharma, and the launch and commercialization of AVINZA, including statements about prescription demand, orders, managed care acceptance, potential restructured license and supply and stock purchase agreements, and co-promotion. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will increase revenues or margins from currently marketed products or reduce operating losses; that Ligand will be able to achieve its goal of operating profitability; that the results from the periods discussed in this release will be indicative of results for future periods; that results of any clinical study will be confirmed by later studies; that products under development by us or our collaborators will receive marketing approval or that there will be a market for these drugs; that our collaborations and co-promotion negotiations will be successful or continued; that Royalty Pharma will exercise any future options; that Ligand will receive any milestone payments for the discovery and/or development of any compounds, or that the potential restructured license and supply and stock purchase transactions will be completed. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at HTTP://WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

     NOTE: Ligand(R), Targretin(R), Panretin(R), AVINZA(TM) and ONTAK(R) are trademarks of Ligand. Other trademarks are the property of their respective owners. Full prescribing information for Ligand's products may be obtained in the United States from Ligand Professional Services by calling toll free 800-964-5836 or on Ligand's web site at HTTP://WWW.LIGAND.COM.

                                     # # #

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (in thousands, except per share data)

                                                         THREE MONTHS ENDED          NINE MONTHS ENDED
                                                            SEPTEMBER 30,              SEPTEMBER 30,
                                                     --------------------------  --------------------------
                                                          2002          2001         2002          2001
                                                     ------------   -----------  ------------  ------------
REVENUES:
   Product sales                                     $    16,486    $   11,406   $    40,646   $    30,015
   Collaborative research and development
      and other revenues                                   8,780         7,768        28,671        23,683
                                                     ------------   -----------  ------------  ------------
      Total revenues                                      25,266        19,174        69,317        53,698
                                                     ------------   -----------  ------------  ------------

OPERATING COSTS AND EXPENSES:
   Cost of products sold                                   5,646         3,645        14,787         9,561
   Research and development                               15,641        12,882        42,437        38,478
   Selling, general and administrative                    10,766         7,206        30,702        26,249
                                                     ------------   -----------  ------------  ------------
      Total operating costs and expenses                  32,053        23,733        87,926        74,288
                                                     ------------   -----------  ------------  ------------

Loss from operations                                      (6,787)       (4,559)      (18,609)      (20,590)
                                                     ------------   -----------  ------------  ------------

Other expense, net                                          (260)       (3,185)       (7,259)       (9,350)
                                                     ------------   -----------  ------------  ------------
Net loss                                             $    (7,047)   $   (7,744)  $   (25,868)  $   (29,940)
                                                     ============   ===========  ============  ============

BASIC AND DILUTED PER SHARE AMOUNTS:
Net loss                                             $     (0.10)   $    (0.13)  $     (0.38)  $     (0.50)
                                                     ============   ===========  ============  ============
Weighted average number of common shares outstanding      71,358        59,581        68,347        59,288
                                                     ============   ===========  ============  ============

                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                       SEPTEMBER 30, 2002    DECEMBER 31, 2001
                                                       ------------------    -----------------
ASSETS                                                      (Unaudited)
Current assets:
   Cash, cash equivalents and short-term investments   $      35,276         $    37,688
   Other current assets                                       12,991              15,886
                                                       ----------------      --------------
     Total current assets                                     48,267              53,574
Restricted investments                                         1,848               2,370
Property and equipment, net                                   10,152               9,690
Acquired technology, net                                      35,596              37,879
Other assets                                                  22,163              13,960
                                                       ----------------      --------------
                                                       $     118,026         $   117,473
                                                       ================      ==============

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities                                    $      27,610         $    31,726
Zero coupon convertible senior notes                              --              86,078
Convertible subordinated debentures                               --              47,326
Other long-term liabilities                                    9,751              10,218
Stockholders' Equity/(Deficit)                                80,665             (57,875)
                                                       ----------------      --------------
                                                       $     118,026         $   117,473
                                                       ================      ==============